LinkedIn reaches 200 million members worldwide

Mountain View, Calif. - January 9, 2012 - LinkedIn, the world's largest professional network on the Internet, announced today that it has reached 200 million members. New members continue to join LinkedIn at a rate of two per second. The company has added more than 13 million members since its last announcement on November 1, 2012.

Since reaching 100 million members in March 2011, LinkedIn has added 13 new languages, making the site available in 19 languages. Today, LinkedIn counts more than 160 million unique monthly visitors and is the 23rd most visited Web property in the world.* Currently, more than 64% of LinkedIn members are located outside the United States.

In a blog post (blog.linkedin.com) about the milestone, LinkedIn's SVP of product & user experience, Deep Nishar, reflects on how the professional network has grown to 200 million members in over 200 countries and territories, and plans for continued growth in the future.

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Notes to the Editor
*According to comScore for the month of November 2012 (including SlideShare)

About LinkedIn

Founded in 2003, LinkedIn connects the world's professionals to make them more productive and successful. With 200 million members worldwide, including executives from every Fortune 500 company, LinkedIn is the world's largest professional network on the Internet. The company has a diversified business model with revenues coming from its talent solutions, marketing solutions and premium subscriptions businesses. Headquartered in Silicon Valley, LinkedIn has offices across the globe.

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